Shareholder Proposal Discussion

LEXMARK™

Shareholder Proposal

RESOLVED, that the shareholders of Lexmark International, Inc. ("Lexmark" or the "Company") urge the board of directors to adopt a policy under which shareholders could vote at each annual meeting on an advisory resolution, to be proposed by Lexmark's management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table (the "SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

LEXMARK

Board Recommends a Vote Against

In lieu of adopting the shareholder advisory proposal,
the Company took meaningful actions

The proposed advisory vote simply cannot be a meaningful substitute for the informed judgment of the independent Compensation and Pension Committee

Adoption could put our Company at a competitive disadvantage and negatively impact shareholder value by impeding our ability to recruit and retain critical personnel

Advisory vote is not an effective mechanism for conveying meaningful shareholder opinions regarding our executive compensation

LEXMARK

Meaningful Actions by the Company

- Survey of our top institutional shareholders, representing more than 60% of the total outstanding shares, regarding the independent Compensation and Pension Committee's executive compensation philosophy, Committee's use of compensation consultants, Committee's benchmarking practices, CEO compensation, and our compensation disclosures.
- One-on-one conference calls with our largest shareholders seeking direct feedback on improving the Company's compensation disclosures and questions/concerns over executive compensation.
- A direct e-mail link on the "Corporate Governance" section of our webpage seeking the input of all shareholders on executive compensation and other corporate governance matters.
- Further enhanced, based on this shareholder input, the "Compensation Discussion & Analysis" portion of this Proxy Statement to clarify compensation opportunity versus compensation realized, provide more in-depth explanation of the rationale for the peer group selection and additional information on how compensation is aligned with Company performance.

LEXMARK

Advisory Vote Not a Meaningful Substitute for Informed Committee Judgment

- Compensation and Pension Committee of the Board
  - Independent, Engaged, Focused Committee
  - Committee Retained Outside Independent Consultant

- Committee Considers Public and Confidential Information
  - Confidential Information
    - Strategic and Operational Information
    - Data Unique to Individuals
    - Competitively Sensitive and Not Available to Shareholders

- Lexmark Compensation Practices* Aligned with Shareholder Interests
  - Pay for Performance
  - Major Portion of Compensation at Risk
  - Market Competitive Opportunity

*Reference slide 12.

Lexmark Compensation Aligned with Shareholder Interests

CEO Total Compensation Opportunity[1]


75th Percentile
65th Percentile
Median
25th Percentile
2004
2005
2006
2007
2008

	2004	2005	2006	2007	2008
At Risk %	84%	84%	89%	86%	83%

- Opportunity is Competitive, not Excessive
- Generally at or Below Peer Median
- Opportunity Significantly "At Risk"
  - Only Fixed is Base Salary

(1) This chart compares Dr. Curlander's total compensation opportunity to the peer group CEO's actual compensation for 2004 through 2007, and to the peer group CEO's total compensation opportunity for 2008, each as reported in the proxy statements of the peer group. Compensation opportunity is composed of base salary, short-term incentive, long-term incentive and equity incentive.

Realized CEO Compensation vs. Opportunity

Total Return to Shareholders	8%	-47%	63%	-52%	-23%
Op Inc* / Share Change	22%	-19%	23%	-29%	7%

* Without Restructuring


100%
75%
50%
25%
0%
2004
2005
2006
2007
2008

- Pay for Performance
  - Measured by Comparison of Realized vs. Opportunity
  - Realized Compensation Reflects Financial Results and Shareholder Returns

LEXMARK

Competitive Disadvantage

Issue: Perception of Less Compensation Opportunity

Key Competitors for Talent*

- HP
- Xerox
- Kodak
- Brother
- Epson
- Canon
- Samsung
- Peer Companies
- Ricoh
- Oki
- Kyocera

*To our knowledge none of these competitors has adopted an advisory vote.

LEXMARK

Not an Effective Communication Vehicle

Advisory Vote is Not an Effective Mechanism

- Would not provide:
  - Any clear indication of the meaning of vote
  - Shareholder views of merits, limitations, or preferred enhancements
- Non-Compensation Issues Can Affect an Advisory Vote
  - e.g. Company Performance

Shareholders Already Have an Effective Mechanism

- Shareholders already have direct access to their Board
- Allows shareholders to:
  - Voice specific observations or concerns
  - Communicate clearly and effectively with the Board
- An advisory vote does not provide that communication

Board Recommends a Vote Against

In lieu of adopting the shareholder advisory proposal, the Company took meaningful actions

The proposed advisory vote simply cannot be a meaningful substitute for the informed judgment of the independent Compensation and Pension Committee

Adoption could put our Company at a competitive disadvantage and negatively impact shareholder value by impeding our ability to recruit and retain critical personnel

Advisory vote is not an effective mechanism for conveying meaningful shareholder opinions regarding our executive compensation

Additional Data

Peer Group

2008		
Advanced Micro Devices, Inc.	LAM Research Corporation	Sanmina-SCI Corporation
Agilent Technologies, Inc.	LSI Logic Corporation	Seagate Technology
Analog Devices, Inc.	Micron Technology, Inc.	Sun Microsystems, Inc.
Applied Materials, Inc.	National Semiconductor Corporation	Western Digital Corporation
Diebold, Inc.	NCR Corporation	Xerox Corporation
Eastman Kodak Company	Qualcomm, Inc.	Xilinx, Inc
EMC Corporation	SanDisk Corporation	
KLA-Tencor Corporation		

2009		Revenue ($M) [1]	
Advanced Micro Devices, Inc.	Micron Technology, Inc.	Peer Group 75th%	$8,638
Agilent Technologies, Inc.	National Semiconductor Corp.		
Analog Devices, Inc.	NCR Corporation		
Eastman Kodak Company	SanDisk Corporation	Peer Group Median	$5,527
Imation Corporation	Seagate Technology		
KLA-Tencor Corporation	Sun Microsystems, Inc.		
LAM Research Corporation	Western Digital Corporation	Peer Group 25th%	$2,510
Logitech International	Xerox Corporation		
Lexmark International, Inc.			$4,819

(1) Reflects trailing 4 quarters revenue as of June 2008, in most cases.

Reference Proxy Statement, pages 10 - 11.

LEXMARK

CEO Compensation Opportunity and Realized Compensation*

	2004	2005	2006	2007	2008
Opportunity					
Base	$950,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Annual Bonus	950,000	1,040,000	1,040,000	1,200,000	1,200,000
LTIP	1,425,000	1,575,000	1,575,000	1,700,000	1,700,000
Stock Option Grants(1)	2,458,035	2,636,985	3,442,618	3,407,169	1,987,195
RSU Grants	0	0	2,066,554	0	0
Total Opportunity	$5,783,035	$6,251,985	$9,124,172	$7,307,169	$5,887,195
% at Risk	84%	84%	89%	86%	83%
Actual Received					
Base	$950,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Annual Bonus	1,410,382	160,000	1,048,320	0	335,880
LTIP	598,500	590,625	0	TBD	TBD
Stock Option Grants(2)	0	0	0	0	0
RSU Grants(3)	0	0	556,410	0	0
Total Received as of 12/31/2008	$2,958,882	$1,750,625	$2,604,730	$1,000,000	$1,335,880
% Received as of 12/31/2008	51%	28%	29%	14%	23%

*See notes (1), (2), (3) on 2008 proxy pages 24 and 25

LEXMARK

Compensation Philosophy Serves Shareholder Interests


Pay for performance
Put pay significantly "at risk"
Aligned with shareholder interests
Balance short-term and long-term objectives
Provide market competitive opportunities

LEXMARK